Exhibit 99.1

MKOS SVT Press Release
FOR IMMEDIATE RELEASE

Company Contact:
Manakoa Services Corporation, Kennewick
James C. Katzaroff, 509-736-7000
or
The Investor Relations Group, Inc.
Jordan Silverstein or John Nesbett, 212-825-3210


Manakoa   Services   Corporation  and  Secure  Venture   Technologies   Announce
Partnership

KENNEWICK, WA .-- November 11, 2005--Manakoa Services Corporation (OTCBB:MKOS), a developer of enterprise risk management solutions focused on regulatory compliance, announced that it had reached a partner agreement with Secure Venture Technologies of Berthoud, CO (SVT). SVT will serve as its agent to provide sales, software development and product support for the System Controls MP (SCMP) for MOM 2005.

"We are very excited about the opportunities this partnership creates and are looking forward to supporting Manakoa's existing customers and future security requirements with solutions that further extend their IT operations capabilities. By providing customers full turn key services we anticipate that the SCMP customer experience will be greatly improved also helping us build long-term solutions that support a wider variety of services. " Jeremiah Beckett, SVT President and founder said.

"Forming the right type of strategic relationships can be pivotal to the success of growth oriented companies. We look forward to the technical sales and support SVT provides and a long-lasting relationship," stated James. C. Katzaroff, Manakoa's CEO.

About Manakoa Services Corporation

Manakoa is a pioneer in the field of Enterprise Risk Management focusing on regulatory compliance software and services. Manakoa's security and compliance solutions suite offers advanced automation software designed to control business and IT policies, implement and enforce mandated compliance initiatives, and provide dynamic views for monitoring and administration based on the role and permissions of user and department.

Manakoa's flagship products provide unique templates for analyzing compliance with United States regulations such as the Gramm Leach Bliley Act, Sarbanes-Oxley, FISMA, and HIPPA. Stand-alone components of the suite include the Manakoa KnowledgeBase(TM), Manakoa Compliance Services(TM), Manakoa System Control Management Pack(TM), and Compliance Auditing Management Packs
(CAMP)(TM). The Company is the only corporation to have multiple individuals named as Microsoft 2005 Most Valuable Professional in the field of security. For more information on Manakoa, please visit its website at http://www.Manakoa.com.

Under the Private Securities Litigation Reform Act--with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the Company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. The Company does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

About Secure Vantage Technologies

Secure Vantage Technologies (SVT) provides monitoring and operational consulting services supporting the SCMP product and is developing future security tools for MOM v3. For more information on SVT, please visit its website at www.securevantage.com http://www.securevantage.com.